Exhibit 10.1

EXECUTION

AMENDMENT TO STOCKHOLDERS AGREEMENT
This Amendment to Stockholders Agreement (this “Amendment”) is made as of September 29, 2014 by and among Liberty Broadband Corporation, a Delaware corporation (“Assignee”), Liberty Media Corporation, a Delaware corporation (“Liberty”), and Charter Communications, Inc., a Delaware corporation (“Charter”). Capitalized terms used and not otherwise defined herein have the meanings given such terms in the Stockholders Agreement (as defined below).
W I T N E S S E T H :
WHEREAS, Charter and Liberty are parties to that certain Stockholders Agreement, dated as of March 19, 2013 (the “Stockholders Agreement”);
WHEREAS, Liberty has determined to engage in a Distribution Transaction, pursuant to which all Voting Securities of Charter Beneficially Owned by Liberty, together with certain other assets, will be contributed to Assignee (or a subsidiary of Assignee) and then all of the capital stock of Assignee will be distributed by means of a pro-rata dividend (the “Broadband Spin-Off”) to holders of Liberty’s Series A common stock, Series B common stock and Series C common stock;
WHEREAS, in accordance with Section 3.4 of the Stockholders Agreement, the parties desire to effect the assignment by Liberty and assumption by Assignee of Liberty’s rights, benefits and obligations under the Stockholders Agreement in connection with the Broadband Spin-Off;
WHEREAS, Comcast Corporation, a Pennsylvania corporation (“Comcast”), and Charter have entered into a Transaction Agreement (as defined in the Voting Agreement, as defined below), which contemplates a contribution and spin-off transaction, an asset exchange, a purchase of assets and certain issuances of capital stock by New Charter and SpinCo (each as defined below) (collectively, the “Transactions”);
WHEREAS, in connection with the Transactions, a limited liability company wholly owned by Charter (“New Charter”) will convert into a corporation and thereafter, a newly formed, wholly owned subsidiary of New Charter will merge with and into Charter with the effect that the Company Common Stock will be exchanged for or converted into shares of common stock of New Charter and New Charter will become the publicly-traded parent company of Charter (the “Charter Reorganization”) (as used in this Amendment the term “New Charter” shall be deemed to refer to the publicly-traded parent corporation of Charter resulting from any reorganization affecting the Company Common Stock and the issuer of the capital stock received by holders of Company Common Stock in such reorganization, regardless of any changes to the terms of the Charter Reorganization as described herein);
WHEREAS, following the Charter Reorganization, another newly formed, wholly owned subsidiary of New Charter will merge (the “Merger”) with and into a former wholly owned subsidiary of Comcast (“SpinCo”);

WHEREAS, in the Merger, (i) New Charter will acquire shares of SpinCo and (ii) New Charter will issue shares of its common stock to the SpinCo stockholders (such issuance of New Charter shares, the “Stock Issuance”);
WHEREAS, Liberty and Comcast are parties to that certain Voting Agreement, dated April 25, 2014 (the “Voting Agreement”), pursuant to which, among other things, Liberty has agreed to vote its shares of Company Common Stock in favor of the Stock Issuance and in favor of any other matters for which the approval of Charter’s stockholders is reasonably necessary in order to consummate the Transactions;
WHEREAS, Charter has executed and delivered to Liberty a letter, dated April 25, 2014 (the “Charter Letter”) confirming, among other things, that (i) upon the consummation of the Charter Reorganization, New Charter will be substituted for Charter for all purposes under the Stockholders Agreement and (ii) Liberty’s execution and delivery of the Voting Agreement and the performance of its obligations thereunder, will not result in a breach, violation or default in respect of its obligations under Section 3.2 of the Stockholders Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Representations and Warranties of Charter. Charter represents and warrants to Liberty and Assignee that:

a.Charter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Amendment and to carry out its obligations hereunder and under the Stockholders Agreement;

b.the execution, delivery and performance of this Amendment by Charter has been duly authorized by all necessary corporate action on the part of Charter and no other corporate proceedings on the part of Charter are necessary to authorize this Amendment or the matters contemplated hereby or by the Stockholders Agreement;

c.this Amendment has been duly executed and delivered by Charter and this Amendment and the Stockholders Agreement each constitutes a valid and binding obligation of Charter, and, assuming this Amendment constitutes a valid and binding obligation of Liberty and Assignee, is enforceable against Charter in accordance with its terms, subject to bankruptcy, insolvency (including all laws, rules, regulations, orders and judicial decisions relating to fraudulent transfers), reorganization, moratorium, and similar laws, rules, regulations, orders and judicial decisions of general applicability relating to or affecting creditors’ rights (the “Bankruptcy Exception”); and

d.the execution and delivery of this Amendment by Charter, and the performance of its obligations hereunder and under the Stockholders Agreement, do not constitute a breach or violation of, or conflict with, Charter’s amended and restated certificate of incorporation or amended and restated bylaws.

2.Representations and Warranties of Liberty. Liberty represents and warrants to Charter that:

a.Liberty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Amendment and to carry out its obligations hereunder and under the Stockholders Agreement;

b.the execution, delivery and performance of this Amendment by Liberty has been duly authorized by all necessary action on the part of Liberty and no other corporate proceedings on the part of Liberty are necessary to authorize this Amendment or the matters contemplated hereby or by the Stockholders Agreement;

c.this Amendment has been duly executed and delivered by Liberty and constitutes a valid and binding obligation of Liberty, and, assuming this Amendment constitutes a valid and binding obligation of Charter, is enforceable against Liberty in accordance with its terms, subject to the Bankruptcy Exception;

d.the execution and delivery of this Amendment by Liberty and the performance of its obligations hereunder and under the Stockholders Agreement, do not constitute a breach or violation of, or conflict with, Liberty’s restated certificate of incorporation or amended and restated bylaws;

e.this Amendment is being entered into in connection with the Broadband Spin-Off, which constitutes a Distribution Transaction involving Assignee, a Qualified Distribution Transferee, pursuant to Section 3.4 of the Stockholders Agreement; and

f.in connection with the Broadband Spin-Off, Liberty has contributed all Voting Securities Beneficially Owned by it to Assignee.

3.Representations and Warranties of Assignee and Liberty. Assignee and Liberty each represent and warrant to Charter that:

a.Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Amendment and to carry out its obligations hereunder and, following the Broadband Spin-Off, under the Stockholders Agreement;

b.the execution, delivery and performance of this Amendment by Assignee has been duly authorized by all necessary action on the part of Assignee and no other corporate proceedings on the part of Assignee are necessary to authorize this Amendment or the matters contemplated hereby or by the Stockholders Agreement;

c.this Amendment has been duly executed and delivered by Assignee and constitutes a valid and binding obligation of Assignee, and, assuming this Amendment constitutes a valid and binding obligation of Charter, is enforceable against Assignee in accordance with its terms, subject to the Bankruptcy Exception ; and

d.the execution and delivery of this Amendment by Assignee, and, following the Broadband Spin-Off, the performance by the Assignee of its obligations hereunder and under the Stockholders Agreement, do not constitute a breach or violation of, or conflict with, Assignee’s restated certificate of incorporation or bylaws.

4.Assignment and Assumption; Certain Acknowledgements.

a.Effective immediately prior to the Broadband Spin-Off (and subject to the consummation of the Broadband Spin-Off):

i.	Liberty assigns all of its rights, liabilities and obligations under the Stockholders Agreement (as amended hereby) (including its rights pursuant to Article II thereof) to Assignee; and

ii.
Assignee accepts such assignment of rights hereunder and assumes and agrees to perform all liabilities and obligations of Liberty under the Stockholders Agreement (as amended hereby) to be performed following the effectiveness of the Broadband Spin-Off.

b.Effective immediately prior to the Broadband Spin-Off (and subject to the consummation of the Broadband Spin-Off), the Stockholders Agreement is hereby amended as follows:

i.
Assignee is substituted for Liberty as the “Investor” for all purposes under the Stockholders Agreement (as amended hereby) and all references in the Stockholders Agreement (as amended hereby) to “Investor” will be deemed to refer to Assignee and references to “Liberty Parties” will be deemed to refer to (x) Assignee, (y) any Qualified Distribution Transferee, and (z) each Affiliate of any of the foregoing, until such time as such person is not an Affiliate of Assignee and/or any Qualified Distribution Transferee.

c.Liberty acknowledges that (i) it shall not be entitled to any benefits or rights of any kind or nature under the Stockholders Agreement following the Broadband Spin-Off (including, for the avoidance of doubt, any benefits to or rights of Liberty available prior to the Broadband Spin-Off in connection with the Waiver or from Section 3.4(b) of the Stockholders Agreement) and (ii) Charter shall not be subject to any liabilities of Liberty arising under or in connection with the Stockholders Agreement following the Broadband Spin-Off (except for any liabilities arising from any breach of the Stockholders Agreement by Charter or relating to any actions or events occurring, in each case, on or prior to the Broadband Spin-Off).

d.Charter acknowledges and agrees that actions taken or not taken by Assignee pursuant to the Voting Agreement (which will be assigned to Assignee in connection with the Broadband Spin-Off) and its performance of its obligations thereunder, in each case from and after the Broadband Spin-Off, will not result in or constitute a breach, violation or default of Assignee’s obligations under Section 3.2 of the Stockholders Agreement.

e.Charter acknowledges and agrees that Liberty shall not be subject to any liability to it or obligation under the Stockholders Agreement following the Broadband Spin-Off (except for any liability arising from any breach of the Stockholders Agreement by Liberty or relating to any actions or events occurring, in each case, on or prior to the date of the Broadband Spin-Off).

f.Assignee acknowledges and agrees that, as of the time of the Broadband Spin-Off, those persons serving on the Board of Directors of Charter as Investor Directors will become and be Investor Directors of Assignee.

5.Amendments to Stockholders Agreement.

a.Effective as of the date hereof, the parties agree that subparagraph (i) of Section 2.1 of the Stockholders Agreement is amended and restated to read as follows:

“In any matter submitted to a vote of shareholders not subject to Section 2.1(g) or 2.1(h), the Investor may vote any or all of its Voting Securities in its sole discretion, subject to applicable Law.”
b.Effective upon the completion of the Broadband Spin-Off (and subject to the consummation of the Broadband Spin-Off), Section 6.5 of the Stockholders Agreement is hereby amended and restated as follows:

Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile or e-mail (provided that in the case of facsimile or e-mail, a copy of such communication is sent by express mail on or before the next business day for next day delivery); on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:
If to the Company:

Charter Communications, Inc.
400 Atlantic Street
Stamford, CT 06901
Attention: Richard R. Dykhouse, Executive Vice President, General Counsel and
Corporate Secretary
Facsimile: 203-564-1377
E-Mail: Rick.Dykhouse@charter.com

with a copy (which shall not constitute notice) to:

Charter Communications, Inc.

12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Thomas E. Proost (Deputy General Counsel)
Facsimile: 314-965-6640
E-mail: tom.proost@charter.com

If to the Investor:

Liberty Broadband Corporation
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Richard Baer, Senior Vice President and General Counsel
Facsimile: 720-875-5401
E-Mail: legalnotices@libertymedia.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
44th Floor
New York, NY 10112
Attention:     Frederick H. McGrath, Esq.
Renee L. Wilm, Esq.
Facsimile:     212-259-2503
Email:     frederick.mcgrath@bakerbotts.com
renee.wilm@bakerbotts.com

6.Charter Reorganization.

a.Each of Charter and Assignee agree that effective upon the consummation of the Charter Reorganization, (i) New Charter will be substituted for Charter for all purposes under the Stockholders Agreement, and (ii) the term “Company Common Stock”, as defined and used in the Stockholders Agreement, will thereafter refer to the class or series of common stock or other securities of New Charter issued to the holders of Company Common Stock in connection with the Charter Reorganization.

b.In connection with the Charter Reorganization, Charter will (x) assign all of its rights and obligations under the Stockholders Agreement (as such agreement is in effect as of the effective date of the Charter Reorganization) to New Charter and (y) cause New Charter to assume and agree to perform all such obligations on and after the effective date of the Charter Reorganization; such assignment and assumption will be effected pursuant to an instrument to be executed by Charter, New Charter and Assignee which will become effective immediately prior to the effectiveness of the Charter Reorganization (but subject to the consummation of the Charter Reorganization) and will be in form and substance reasonably satisfactory to Charter, New Charter and Assignee. In addition, prior to the effectiveness of the Charter Reorganization, Charter will enter into, and cause New Charter to enter into, an amendment to the Stockholders

Agreement (as amended to the date thereof) which will become effective upon the Charter Reorganization (but subject to the consummation of the Charter Reorganization) pursuant to which (i) New Charter will be substituted for Charter for all purposes under the Stockholders Agreement (as such agreement is in effect as of the effective date of the Charter Reorganization), and (ii) the term “Company Common Stock”, as defined and used in the Stockholders Agreement (as such agreement is in effect as of the effective date of the Charter Reorganization), will thereafter be deemed to refer to the class or series of common stock or other securities of New Charter issued to the holders of Company Common Stock in connection with the Charter Reorganization. Such amendment, which will be in form and substance reasonably satisfactory to Charter, New Charter and Assignee, will include representations of the parties, including in the case of New Charter, representations made jointly by Charter and New Charter equivalent to those made herein by Charter, as well as a representation regarding the adoption of the resolution referred to in Section 6(c) below.

c.Prior to the effectiveness of the Charter Reorganization, Charter will cause New Charter to duly adopt a resolution in the form of Exhibit A.

7.Miscellaneous.

a.From and after the execution and delivery of this Amendment, the Stockholders Agreement shall be deemed to be amended and modified as herein provided, and except as so amended and modified, the Stockholders Agreement shall continue in full force and effect and is hereby ratified and confirmed. For the avoidance of doubt, this Amendment does not, and any amendment referred to in Section 6 hereof will not, change any period of time specified in the Stockholders Agreement as originally executed.

b.This Amendment may be amended, modified and supplemented, and any of the provisions contained herein may be waived, only by a written instrument signed by the parties hereto or their successors and permitted assigns; provided, however, that following the Broadband Spin-Off, Liberty’s execution of such amendment, modification or supplement will not be required for the effectiveness thereof, except to the extent such amendment, modification or supplement would have, or would reasonably be expected to have, an adverse effect upon Liberty.

c.Neither this Amendment nor any of the rights, interests or obligations under this Amendment will be assigned, in whole or in part, by any party hereto without the prior written consent of the other parties hereto; provided, however, that following the Broadband Spin-Off, (i) Liberty’s consent will not be required for such assignment, except to the extent such assignment would have, or would reasonably be expected to have, an adverse effect upon Liberty and (ii) no such consent of Charter will be required in connection with any subsequent Distribution Transaction involving a Qualified Distribution Transferee which is effected in accordance with Section 3.4 of the Stockholders Agreement (as amended hereby). Any purported assignment without such prior written consent will be void. Subject to the preceding sentences, this Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Amendment shall not confer any rights or remedies upon any Person other than the parties to this Amendment and their respective successors and permitted assigns.

d.This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior representations, agreements and understandings, written or oral, of any and every nature among them, other than as set forth in the Stockholders Agreement (subject to Section 6(a)) and the Charter Letter.

e.This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

f.The headings in this Amendment are for convenience of reference only and shall not constitute a part of this Amendment, nor shall they affect its meaning, construction or effect.

g.This Amendment may be executed via facsimile or pdf and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers and made effective as of the day and year first above written.

LIBERTY BROADBAND CORPORATION

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: VP

LIBERTY MEDIA CORPORATION

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: VP

CHARTER COMMUNICATIONS, INC.

By:	/s/ Richard R. Dykhouse
Name: Richard R. Dykhouse
Title: Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Amendment to Stockholders Agreement]

Exhibit A

RESOLVED, that each of the Liberty Parties (as defined in the Stockholders Agreement (as defined below)) and any “affiliates” or “associates” thereof (as defined in and contemplated by Section 203(c)(1) and Section 203(c)(2) of the General Corporation Law of the State of Delaware (“DGCL”), including persons who become “affiliates” or “associates” of the Liberty Parties after the date hereof, any group composed solely of Liberty Parties and any “affiliates” or “associates” thereof (other than a 13D Group (as defined in the Stockholders Agreement)), and any Qualified Distribution Transferee (as defined in the Stockholders Agreement, dated as of March 19, 2013, between Charter Communications, Inc. and Liberty Media Corporation, as amended by the Amendment to Stockholders Agreement, dated September 29, 2014, 2014, by and among Charter Communications, Inc., Liberty Media Corporation and Liberty Broadband Corporation (as so amended, the “Stockholders Agreement”)) that receives Voting Securities (as defined in the Stockholders Agreement) solely as contemplated by Section 3.4 of the Stockholders Agreement and any “affiliates” thereof (collectively, the “Exempt Persons”), are approved as an “interested stockholder” within the meaning of Section 203 of the DGCL and that any acquisition of “ownership” of “voting stock” (as defined in and contemplated by Section 203(c)(8) and Section 203(c)(9) of the DGCL) of New Charter (as defined in the Stockholders Agreement) (or any successor thereto) by any of the Exempt Persons, either individually or as a group, as any such acquisition may occur from time to time (including in circumstances where a Liberty Party, or “affiliate” or “associate” thereof ceases to be an “affiliate” of the Investor (as defined in the Stockholders Agreement), so long as such person meets the requirements of a Qualified Distribution Transferee or an “affiliate” thereof), be and hereby are approved for purposes of Section 203 of the DGCL, and the restrictions on “business combinations” contained in Section 203 of the DGCL shall not apply to any of the Exempt Persons.